ITEX CORPORATION ENTERS INTO AGREEMENT TO ACQUIRE

INTAGIO COMMERCIAL TRADING SYSTEM

$3.15 Million purchase increases business member count to 24,000

Bellevue, WA - July 30, 2007 - ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, a leading marketplace for cashless business transactions in North America, has entered into an agreement to acquire the trade exchange marketplace previously operated by Intagio Corporation of San Francisco, California. The transaction increases ITEX’s business member base to 24,000 member businesses.

Beginning Wednesday, August 1, more than 2,000 members of the Intagio Trading Network will migrate to the ITEX Trading Community and payment systems platform. The core markets acquired from the Intagio Trading Network are San Francisco, Chicago, Cleveland, two suburbs near Hartford, CT, New York City, central New Jersey, eastern Massachusetts and Wisconsin. These former Intagio Trading Network markets will continue to be serviced by the nine employees who have managed the Intagio Trading Network member base, and who will be offered employment with ITEX. The new offices will be administered by ITEX’s executive office until such time it is deemed beneficial to structure them as one or more franchisees. Following the transaction, Intagio will direct its resources toward its media planning and placement, and online luxury hotel marketing business units.

“We are aggressively pursuing revenue growth and the expansion of our member base,” said ITEX Chairman and CEO Steven White. “With this acquisition, we achieve both objectives and further extend our leadership position in the cashless transaction industry. The additional business members and markets in our trading community place us in a stronger position to expand revenue and profits by offering more content and transaction opportunities to our members.”

“In addition, the newly acquired corporate-owned and operated offices provide a valuable opportunity to test new solutions and marketing techniques that are currently being explored,” White continued. “Although we are seeking innovative ways to increase member registrations and revenue, we want to make certain that our new initiatives are successful before we launch systems to the entire franchise network.”

Terms of the Transaction

The purchase price of approximately $3,150,000 includes the following:

•	$2 million down payment;
•	Up to a $1.15 million note financed by the seller at 8% APR for 2 years (up to $150,000 of the note will be determined based on current receivables as of July 31, 2007);
•	Assumed certain liabilities not to exceed $30,000; and
•	In addition, a maximum earn-out up to $150,000 for one year, beginning August 1, 2008, based on certain performance requirements.

The acquired assets include the following:

•	Contracts between Intagio and specified clients, including the client relationships;
•	Historical transactional data and associated accounts;
•	Accounts receivable.

ITEX utilized existing cash plus approximately $350,000 of its $1.0 million credit line with U.S. Bank to fund the down payment.

About ITEX

ITEX, The Membership Trading CommunitySM, is a thriving community of member businesses buying and selling more than $250 million a year in ITEX dollar transactions. Member businesses increase sales through an exclusive distribution channel managed by franchisees, licensees and corporate-owned locations, by utilizing ITEX dollars to exchange goods and services. ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions. ITEX is headquartered in Bellevue, Washington.

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: the continuing development of successful marketing strategies for our concepts; our ability to increase revenues and sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our franchise network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors. These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-KSB and Forms 10-QSB, which are available at www.sec.gov., including under the caption, “Management's Discussion and Analysis of Financial Condition and Results of Operations.” All information set forth in this release is as of July 30, 2007, and ITEX undertakes no duty to update this information.

For more information, please visit www.itex.com